For more information, please contact:
William D. Snider
Chief Financial Officer
(720) 956-6598
bsnider@uwbank.com

FOR IMMEDIATE RELEASE

UNITED WESTERN BANCORP, INC. REPORTS
2008 SECOND-QUARTER RESULTS

•	Second quarter net income of $3.1 million, or $.43 per diluted share.
•	Net new community bank loans were $113.8 million in the second quarter, $228 million year to date.
•	Total community bank loans reach $934 million.
•	Net interest margin was 3.92% compared to 4.05% for the prior quarter, and 3.38% for the year-ago second quarter.
•	Asset quality continues to be satisfactory.
•	Announces ninth banking location—in South Denver at Hampden Ave. and I-25
•	Sterling Trust’s custodial assets increased to $4.88 billion in approximately 65,000 accounts.

Denver – August 6, 2008. United Western Bancorp, Inc. (NASDAQ: UWBK) (the “Company”), a Denver-based holding company whose principal subsidiary, United Western Bank, is a community bank focused on expansion across Colorado’s Front Range market and selected mountain communities, reported second quarter 2008 income of $3.1 million, or $.43 per diluted share, compared with $3.4 million, or $.46 per diluted share, for the first quarter of 2008. Income for the quarter ended June 30, 2007 was $2.2 million, or $.31 per diluted share. Net income for the first half of 2008 was $6.4 million or $.89 per diluted share, compared to $4.5 million or $.62 per diluted share for the first half of 2007.

Scot T. Wetzel, President and Chief Executive Officer, commented: “We are pleased to report another solid quarter in this challenging economic environment.  Our earnings for the second quarter of 2008 were $.43 per diluted share, a 37% increase over the year ago quarter, and reflects the successful execution of our community banking business plan to date.  In addition, we have laid the foundation for the future as we added over $113 million of net new community bank loans, maintained satisfactory asset quality and continued to effectively manage our legacy wholesale assets.  In the second quarter we identified an infill location between downtown Denver and the Denver Tech Center that will further facilitate our loan and deposit growth prospectively.  This branch is scheduled to open in December of 2008.  We remain focused on our goal of becoming Colorado's leading community bank and continue to make steady progress toward that end.”

William D. Snider, Chief Financial Officer, said: “Colorado has not exhibited the extent of weakness that has occurred in other parts of the country. Nevertheless, the Company is impacted by the economic and financial factors impacting the financial services industry as a whole. The interest rate cuts from the Federal Reserve Bank together with the asset sensitive position of our balance sheet resulted in a 13 basis point decline in net interest margin from the first quarter. However, in comparison to the year ago period, our net interest margin grew 54 basis points as a result of our ongoing balance sheet transition. The Company’s loan growth is high, yet the Company maintains good asset quality overall and particularly in the community bank loan portfolio. We are competing for and winning new high-quality customers, with good collateral at appropriate pricing. At June 30, 2008, nonperforming community bank loans were a modest $4.1 million, or 44 basis points of the community bank loan portfolio. During the second quarter the Company increased the community bank allowance for credit losses to 1.28% of community bank loans, and the total allowance for credit losses equaled 105% of total nonperforming loans. The amount of nonperforming residential loans did increase $738,000 in the second quarter, which is generally consistent with the national trend.”

Michael J. McCloskey, Chief Operating Officer, explained: “Sterling Trust Company, our custodial, administrative, and escrow services subsidiary, contributed positively to the overall results of the Company for the second quarter. Total assets under custody grew in the second quarter of 2008 to approximately $4.88 billion, an increase of approximately $26 million since March 31, 2008. At June 30, 2008, total accounts grew to 64,712 from 60,885 at March 31, 2008, and deposits at United Western Bank acquired through Sterling Trust were $375 million compared to $392 million at March 31, 2008. Included in the balance at Sterling Trust is a series of accounts for one life settlement agent for special asset acquisitions and administration with a balance of $59 million and $73 million at June 30, 2008 and March 31, 2008, respectively. In January 2008, we elected to restructure this relationship and terminate certain elements of business with respect to this large life settlement agent account.  During the second quarter of 2008, approximately $14 million was withdrawn from this account.”

Net Interest Income, Yield on Assets, Cost of Liabilities

	Quarter Ended
	June 30, 2008	March 31, 2008	June 30, 2007
	(Dollars in thousands)
Interest and dividend income	$27,494	$29,480	$30,095
Interest expense	7,608	9,270	13,374
Net interest income before provision for credit losses	$19,886	$20,210	$16,721

Y Yield on Assets	5.40%	5.89%	6.07%
Cost of liabilities	1.71%	2.17%	3.14%
Net interest spread	3.69%	3.72%	2.93%
Net interest margin	3.92%	4.05%	3.38%

Net interest income before provision for credit losses totaled $19.9 million for the quarter ended June 30, 2008, compared with $20.2 million for the quarter ended March 31, 2008, and $16.7 million for the quarter ended June 30, 2007. The decrease in net interest income before provision for credit losses between the second quarter and the first quarter of 2008 of $324,000 was principally the result of a $206,000 increase in premium amortization of purchased SBA loans and securities, which totaled $992,000 during the second quarter of 2008. The remaining decline in net interest income before provision for credit losses of $118,000 was the result of new customer relationships at current market pricing, higher margins on existing relationships and the lower interest rate environment in which the Company operated. In the second quarter of 2008, the yield on total interest-earning assets declined 49 basis points versus the first quarter of 2008 as a result of the decreases in market interest rates. The yield on assets was 5.40% for the second quarter compared with 5.89% for the first quarter of 2008. The yield on community bank loans declined 80 basis points to 6.35% for the second quarter compared with 7.15% for the 2008 first quarter.  For the same periods, the yield on wholesale assets declined to 4.79% versus 5.19% due principally to the lower yield earned on purchased SBA loans and securities. The Company’s cost of interest-bearing liabilities decreased by 46 basis points to 1.71% for the second quarter compared with 2.17% for the first quarter. These decreases were consistent with the decline in market rates of interest and, in particular, to an increased use of short-term borrowings from the FHLBank, and interest rate resets on two repurchase agreements. Our large proportion of funding from institutional sources also contributed to the decline in interest expense.

Comparing the second quarter of 2008 to the second quarter of 2007, net interest income before provision for credit losses increased $3.2 million as the cost of liabilities declined by $5.8 million, and for the same periods, interest and dividend income declined by $2.6 million. Average interest-earning assets increased by $58 million between the second quarters of 2008 and 2007. The yield on assets was 5.40% for the second quarter of 2008 compared with 6.07% for the second quarter of 2007. This 67 basis points decline in the yield on interest-earning assets was the result of the decrease in the prime rate and was partially offset by the change in mix of assets. The decline in the prime rate caused the yield on our community bank loans to decline by 198 basis points. However, between the second quarters of 2007 and 2008, the average balance of community bank loans increased by $363 million and the average balance of lower yielding wholesale assets declined by $297 million. Also between the periods, there was higher premium amortization of $90,000 on purchased SBA loans and securities.

The cost of interest-bearing liabilities declined by 143 basis points to 1.71% for the second quarter of 2008 versus 3.14% for the same period a year ago. In addition to the factors discussed above, we had a 198 basis point reduction in borrowed money and junior subordinated debt, due to both general market declines in rates and as a result of our retirement of $20 million of trust preferred securities during the third quarter of 2007.

Provision for Credit Losses
	Quarter Ended
	June 30, 2008	March 31, 2008	June 30, 2007
	(Dollars in thousands)
Net interest income before provision for credit losses	$19,886	$20,210	$16,721
Provision for credit losses	2,080	1,536	567
Net interest income after provision for credit losses	$17,806	$18,674	$16,154

In the second quarter of 2008, provision for credit losses was $2.1 million compared with $1.5 million for the first quarter of 2008 and $567,000 for the second quarter of 2007. The provision for credit losses in the second quarter of 2008 was principally the result of the $113.8 million of growth net of repayments in our community bank loan portfolio during the period, and a $2.9 million nonperforming construction loan that was deemed impaired in the period for which the Company increased the provision for credit losses by $667,000.

The provision for credit losses for the first quarter of 2008 of $1.5 million reflected growth of the community bank loan portfolio of $114.3 million net of repayments and $261,000 of provision related to the $2.9 million nonperforming construction loan.

The provision for credit losses for the second quarter of 2007 of $567,000 reflected growth of the community bank loan portfolio of $64.3 million net of repayments and was partially offset by repayments of residential wholesale loans and certain improvements in individual loan grades.

Noninterest Income
	Quarter Ended
	June 30, 2008	March 31, 2008	June 30, 2007
	(Dollars in thousands)
Custodial, administrative and escrow services	$2,580	$2,560	$2,033
Loan administration	1,202	1,456	1,770
Gain on sale of loans and securities	142	182	81
Other	630	625	805
Total noninterest income	$4,554	$4,823	$4,689

Noninterest income was $4.6 million for the quarter ended June 30, 2008, compared to $4.8 million for the quarter ended March 31, 2008, and $4.7 million for the quarter ended June 30, 2007. The decrease between the second quarter and first quarter of 2008 was caused by lower loan administration revenues as a result of our declining mortgage servicing operation and a lower level of gain on sale of SBA originated loans. Custodial, administrative and escrow services revenues from Sterling Trust increased a modest $20,000 in the second quarter to $2.58 million, from $2.56 million between the periods based on continued account growth. Gain on sale of loans was $142,000 for the second quarter of 2008 on sales of $2.7 million of principal balance of originated SBA loans versus gain of $182,000 on sales of $6.2 million of principal balance of originated SBA loans for the first quarter of 2008.

Noninterest income for the quarter ended June 30, 2007 included gains from the sale of $2.9 million of principal balance of SBA originated loans from which we realized a gain of $74,000 and a gain of $7,000 from the sale of $23 million of residential loans.

Noninterest Expense
	Quarter Ended
	June 30, 2008	March 31, 2008	June 30, 2007
	(Dollars in thousands)
Compensation and employee benefits	$7,628	$7,707	$6,562
Subaccounting fees	4,485	5,215	5,770
Lower of cost or fair value adjustments	207	767	(253)
Occupancy and equipment	717	810	728
Other	4,938	4,189	5,020
Total noninterest expense	$17,975	$18,688	$17,827

Noninterest expense was $18.0 million for the quarter ended June 30, 2008, versus $18.7 million for the quarter ended March 31, 2008, and $17.8 million for the quarter ended June 30, 2007.  Noninterest expense for the second quarter of 2008 decreased $713,000, or 3.8% from the first quarter due principally to lower subaccounting fees. Compensation and employee benefits decreased $79,000 to $7.6 million in the second quarter compared with $7.7 million for the first quarter.  Lower levels of incentive compensation and payroll taxes offset direct compensation for additional personnel to complement our community banking build-out.  Subaccounting fees declined $730,000 based on the reduced interest rate environment.  The Company incurred a charge of $207,000 to reduce the carrying value of residential loans held for sale to the lower of cost or fair value in the second quarter of 2008.  This was principally the result of the increase in short-term Treasury interest rates that occurred during the period, to which many of our variable rate residential loans are tied.  Other expenses increased $749,000 in the second quarter of 2008 versus the first quarter.  In the second quarter of 2008, there was an increase of $370,000 related to credit issues in our mortgage company subsidiary.  In the second quarter of 2008, we incurred charges of $204,000 to increase certain valuation allowances based on our quarterly analyses of the adequacy of such balances, while in the first quarter of 2008 due to lapse of the statute of limitations on certain claims for loan repurchases we had recorded a reduction of valuation allowances of $166,000.  Other factors contributing to higher operating expenses in the period included business development expenditures to attract our new customers and higher professional fees incurred in connection with wholesale loan collection issues.

Noninterest expense for the second quarter of 2008 increased $148,000 as compared to the second quarter of 2007.  Increases in compensation and employee benefits of $1.1 million was due to an increase in personnel at United Western Bank to staff the growth of our community banking business.  The remainder of the increase was the result of the lower of cost or fair value charge during the second quarter of 2008.  These increases were offset by lower subaccounting fees, which declined $1.3 million principally due to the decline in market interest rates upon which such fees are based.

Income Taxes.  For the quarter ended June 30, 2008, the Company’s effective tax rate was 30.1%, unchanged from the first quarter of 2008, and 25.7% for the quarter ended June 30, 2007.  The increase between the second quarter of 2008 and 2007 was due to higher pre-tax income, as the fixed amount of New Markets Tax Credits has a diminishing impact on the overall tax rate.  The Company’s tax rate for all periods differs from the enacted tax rates principally due to the Company’s utilization of $33 million of New Markets Tax Credits.

Balance Sheet.  The Company’s assets were $2.17 billion at June 30, 2008, compared with $2.10 billion at December 31, 2007 and $2.04 billion at June 30, 2007.  Assets grew $78 million in the first half of 2008, as community bank loans before the community bank allowance for credit losses increased $113.8 million in the second quarter of 2008 to $934.4 million at June 30, 2008, as shown below.

Loan Portfolio
	June 30, 2008	December 31, 2007	June 30, 2007
	(Dollars in thousands)
Community bank loans:
Commercial real estate	$408,345	$287,294	$238,628
Construction and development	329,286	272,736	153,782
Commercial and industrial	120,398	88,175	67,812
Multifamily	49,050	48,613	55,463
SBA originated, guaranteed portions	4,279	5,602	6,129
Consumer	23,024	3,825	4,873
Total community bank loans	934,382	706,245	526,687

Wholesale loans:
Residential	366,847	442,890	504,998
SBA purchased loans - guaranteed	98,555	116,084	139,941
Total loans	$1,399,784	$1,265,219	$1,171,626

At June 30, 2008, community bank loans were $934 million, a $228 million increase from $706 million at December 31, 2007.  For those same periods, wholesale loans declined $94 million to $465 million as the result of repayments and $18 million of residential loans that were securitized with FNMA.

In addition to the wholesale residential portfolio, the Company’s community bank loan portfolio consists of a concentration of commercial real estate and construction and development (C&D) loans as well as multifamily loans and consumer loans collateralized by real estate.  In the first half of 2008 commercial real estate loans increased $121.1 million.  This growth occurred not only in Colorado including both the Front Range and mountain communities where our regional banking teams are located, but also nationally through our SBA division 504 and 7a lending.  The composition consists of a wide mix of property types that were appraised and inspected by our bankers and credit administration team; the loans contain appropriately conservative advance rates and debt service requirements.  A part of the growth of commercial real estate lending was also attributed to our decision to reduce the level of C&D concentration in the community bank portfolio.

At June 30, 2008 the C&D portfolio represents 35.2% of the community bank loan portfolio compared to 38.6% at December 31, 2007.  Within the C&D portfolio, construction loans totaled $214.6 million and land development loans were $114.7 million at June 30, 2008, compared to $162.1 million and $110.7 million, respectively, at December 31, 2007.  At June 30, 2008 the construction loan portfolio consists of 39% single family, 37% commercial projects, and 24% multifamily.  Of the land development loans, $110.9 million, or 97%, are for land that is under development and is generally intended to either be sold to contractors as lot loans for commencement of construction, or for which the current borrower will commence vertical construction within six to twelve months.

Asset Quality
The following table sets forth our nonperforming assets as of the dates indicated:

	June 30, 2008	March 31, 2008	December 31, 2007	June 30, 2007
	(Dollars in thousands)
Residential	$7,701	$6,963	$7,873	$9,498
SBA purchased loans - guaranteed	1,236	767	893	766
Total wholesale	8,937	7,730	8,766	10,264

Commercial real estate	892	1,035	1,152	340
Construction and development	2,900	2,900	–	38
Commercial and industrial	144	2	–	144
SBA originated, guaranteed portions	132	327	557	1,467
Total community bank	4,068	4,264	1,709	1,989

Total nonperforming loans	13,005	11,994	10,475	12,253
REO	2,579	3,808	3,109	3,470
Total	$15,584	$15,802	$13,584	$15,723

Total nonperforming assets were stable in the second quarter, having declined a modest $218,000 at June 30, 2008 as compared to March 31, 2008.  Wholesale nonperforming loans increased in the second quarter of 2008 as compared to the first quarter of 2008 and December 31, 2007 as shown above.  Residential non performing loans, which typically increase near year end for seasonal reasons declined at March 31, 2008 and then increased approximately $738,000 in the second quarter.  The increase in the second quarter is generally consistent with the increase in mortgage delinquencies that has occurred nationally.  The wholesale SBA purchased loans, which total $1.2 million at June 30, 2008 is comprised of two loans, fully government guaranteed as to principal, that are in the process of being repurchased through the SBA fiscal transfer agent.  Community bank nonperforming loans declined a modest $196,000 in the second quarter, and the balance of $4.1 million at June 30, 2008 represents .44% of community bank loans, down from .52% at the end of the first quarter of 2008.  Net of SBA guarantees, at June 30, 2008 and March 31, 2008, community bank nonaccrual loans were unchanged at $3.9 million.

Net charge-offs for the second quarter of 2008 were $136,000 compared to $253,000 for the first quarter of 2008. Residential charge offs for those same periods were $120,000, or 13 basis points annualized, compared to $201,000, or 19 basis points annualized.  Community bank loan charge-offs were $16,000, or 1 basis point annualized in the second quarter of 2008, compared to $52,000, or 3 basis points annualized in the first quarter of 2008.

The allowance for credit losses as a percentage of community bank loans was 1.28%, 1.21%, and 1.31%, at June 30, 2008, December 31, 2007, and June 30, 2007, respectively.  The allowance for credit losses as a percentage of residential loans was .45%, .42%, and .44%, at June 30, 2008, December 31, 2007, and June 30, 2007, respectively.  The total allowance for credit losses to total nonaccrual loans is 105% at June 30, 2008, compared with 99.7% at December 31, 2007, and 75.2% at June 30, 2007.

At June 30, 2008, the Company owned approximately $276,000 of mortgages that met the regulatory definition of “subprime” at the date of purchase or origination.  In prior years, the Company originated subprime mortgages through its mortgage banking subsidiary, Matrix Financial Services Corporation, and United Western Bank occasionally purchased subprime mortgages.  These activities ceased in February 2003, and the balance represents the remainder of such activities.  The Company is not now active, and has no intention of becoming active, in the subprime market.

At June 30, 2008, the Company’s mortgage-backed investment security portfolio had an unpaid principal balance of $579.3 million and consisted of 110 separate instruments.  The held to maturity portfolio had an unpaid principal balance of $478.3 million.  The Company’s available for sale mortgage-backed investment security portfolio had an unpaid principal balance of $100.9 million.  Included in the available for sale portfolio were five securities totaling $47.3 million that are collateralized by payment-option, adjustable-rate mortgages.  Of these securities, four have received a downgrade from one of the rating agencies; however, all of these securities contain at least one investment grade rating.  At June 30, 2008, the fair value of the available for sale securities was $16.9 million less than the cost, net of tax.  This loss is an unrealized loss recognized in other comprehensive income.  Based on management’s review of analyses performed by independent third parties and consideration of other information, we believe the decline in fair value is due to temporary conditions in the marketplace.

Deposits. At June 30, 2008, deposits, including custodial escrow balances, increased $60 million to $1.48 billion as compared with $1.42 billion at December 31, 2007.  Community bank deposits increased $20.0 million in the first half of 2008 to $109.3 million at June 30, 2008, versus $89.3 million at December 31, 2007.  Institutional deposits increased $40 million during the first half of 2008 as compared to year end 2007.

Capital.  At June 30, 2008, the Company’s equity leverage ratio was 4.76% compared with 5.41% at December 31, 2007.  The decline in the leverage ratio was principally caused by the unrealized loss on available for sale investment securities, and growth in total assets, which was caused by both an increase in the volume of community bank loans, and a slow down of the rate of repayment of wholesale assets.  United Western Bank’s tier-1 core capital, total risk-based and tier-1 risk-based capital ratios are approximately 7.24%, 11.62% and 10.83%, respectively, as of June 30, 2008, all of which are well in excess of regulatory requirements of 5%, 10% and 6%, respectively.

The Company paid its sixth consecutive quarterly cash dividend in the amount of $.06 per share on June 16, 2008.  On August 4, 2008, the Board of Directors declared a quarterly cash dividend of $.06 per common share to shareholders of record on September 5, 2008.  The dividend is payable September 15, 2008.

During the second quarter of 2008, the Company repurchased 100,000 of its common shares.  As of June 30, 2008, there were 265,018 share authorized for repurchase; however, at this time, the Company has no further plans to repurchase additional shares of its common stock.

Conference Call
Management will host a conference call on Thursday, August 7, 2008 at 9:00 a.m. Mountain Time to review the results of operations for the second quarter ended June 30, 2008, and other topics that may be raised during the discussion.  To participate in the teleconference, please call toll-free 800-219-6110 (or 303-205-0033 for local and international callers) approximately 10 minutes prior to the start time.  To hear a live web simulcast or to listen to the archived webcast following the completion of the call, please visit the Company’s website at www.uwbancorp.com, click on the “Investor Relations” link and continue on to the “Investors Relations” site.

About United Western Bancorp, Inc.
Denver-based United Western Bancorp, Inc. is focused on developing its community-based banking network through its subsidiary, United Western Bank, by strategically positioning branches across Colorado’s Front Range market and certain mountain communities.  This area spans the eastern slope of the Rocky Mountains – from Pueblo to Fort Collins, and from metropolitan Denver to the Roaring Fork Valley.  United Western Bank plans to grow its network to an estimated ten to 12 community bank locations over the next three to five years. In addition to community-based banking, United Western Bancorp, Inc. and its subsidiaries offer deposit services to institutional customers and custodial, administrative, and escrow services through Sterling Trust Company. For more information, please visit our web site at www.uwbancorp.com.

Forward-Looking Statements
This press release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to significant risks and uncertainties. Forward-looking statements include information concerning our future results, interest rates, loan and deposit growth, operations, development and growth of our community bank network and our business strategy.  Forward-looking statements  sometimes include terminology such as “may,” “will,” “expects,” “anticipates,” “predicts,” “believes,” “plans,” “estimates,” “potential,” “projects,” “intends,” “should” or “continue” or the negative thereof or other variations thereon or comparable terminology.  However, a statement may still be forward looking even if it does not contain one of these terms.  As you consider forward-looking statements, you should understand that these statements are not guarantees of performance or results.  They involve risks, uncertainties and assumptions that could cause actual performance or results to differ materially from those in the forward-looking statements.  These factors include, but are not limited to: the successful implementation of our community banking strategies and growth plans; the timing of regulatory approvals or consents for new branches or other contemplated actions; the availability of suitable and desirable locations for additional branches; the continuing strength of our existing business, which may be affected by various factors, including but not limited to interest rate fluctuations, level of delinquencies, defaults and prepayments, general economic conditions, competition, legal and regulatory developments, and future additional risks and uncertainties currently unknown to us.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in the Company’s other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release.

Any forward-looking statements made by the Company speak only as of the date on which the statements are made and are based on information known to us at that time.   We do not intend to update or revise the forward-looking statements made in this press release after the date on which they are made to reflect subsequent events or circumstances, except as required by law.

FINANCIAL TABLES FOLLOW

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	June 30,	December 31,
	2008	2007
Assets
Cash and due from banks	$23,333	$21,650
Interest-earning deposits	1,573	3,156
Federal funds sold	12,000	16,000
Total cash and cash equivalents	36,906	40,806
Investment securities – available for sale, at estimated fair value	74,120	87,676
Investment securities – held to maturity, at amortized cost	534,273	574,105
Community bank loans, net	922,410	697,732
Wholesale loans, net	463,709	557,049
FHLBank stock, at cost	28,656	39,913
Mortgage servicing rights, net	10,653	11,971
Accrued interest receivable	8,788	10,551
Other receivables	16,994	14,120
Premises and equipment, net	21,753	16,949
Bank owned life insurance	24,756	24,279
Other assets, net	11,660	11,737
Deferred income taxes	16,669	6,113
Foreclosed real estate	2,579	3,109
Total assets	$2,173,926	$2,096,110

Liabilities and shareholders’ equity
Liabilities:
Deposits	$1,433,033	$1,385,481
Custodial escrow balances	46,777	34,172
FHLBank borrowings	431,376	406,129
Borrowed money	103,038	97,428
Junior subordinated debentures owed to unconsolidated subsidiary trusts	30,442	30,442
Income tax payable	910	222
Other liabilities	24,803	28,815
Total liabilities	2,070,379	1,982,689

Shareholders’ equity:
Common stock	1	1
Additional paid-in capital	22,730	23,724
Retained earnings	97,691	92,364
Accumulated other comprehensive loss	(16,875)	(2,668)
Total shareholders’ equity	103,547	113,421
Total liabilities and shareholders’ equity	$2,173,926	$2,096,110

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except share information)

	Quarter Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2008	2007	2008	2008	2007
Interest and dividend income:
Community bank loans	$13,587	$10,315	$13,425	$27,013	$19,402
Wholesale residential loans	4,970	6,931	5,645	10,613	14,573
Other loans	475	2,172	1,188	1,664	4,147
Investment securities	8,057	9,860	8,652	16,709	20,602
Deposits and dividends	405	817	570	975	1,588
Total interest and dividend income	27,494	30,095	29,480	56,974	60,312

Interest expense:
Deposits	2,453	8,767	3,712	6,164	15,396
FHLBank borrowings	3,663	2,257	3,793	7,456	7,741
Other borrowed money	1,492	2,350	1,765	3,258	4,557
Total interest expense	7,608	13,374	9,270	16,878	27,694

Net interest income before provision for credit losses	19,886	16,721	20,210	40,096	32,618
Provision for credit losses	2,080	567	1,536	3,616	925
Net interest income after provision for credit losses	17,806	16,154	18,674	36,480	31,693

Noninterest income:
Custodial, administrative and escrow services	2,580	2,033	2,560	5,140	4,025
Loan administration	1,202	1,770	1,456	2,658	3,468
Gain on sale of loans and securities	142	81	182	324	914
Other	630	805	625	1,254	1,624
Total noninterest income	4,554	4,689	4,823	9,376	10,031

Noninterest expense:
Compensation and employee benefits	7,628	6,562	7,707	15,334	12,902
Subaccounting fees	4,485	5,770	5,215	9,700	11,754
Amortization of mortgage servicing rights	672	1,004	709	1,381	1,982
Occupancy and equipment	717	728	810	1,527	1,378
Postage and communication	369	326	342	712	629
Professional fees	763	682	601	1,364	1,188
Mortgage servicing rights subservicing fees	457	511	441	898	1,031
Other general and administrative	2,884	2,244	2,863	5,747	4,796
Total noninterest expense	17,975	17,827	18,688	36,663	35,660

Income before income taxes	4,385	3,016	4,809	9,193	6,064
Income tax provision	1,320	774	1,445	2,765	1,569
Net income	$3,065	$2,242	$3,364	$6,428	$4,495

Net income per share – basic	$0.43	$0.31	$0.47	$0.89	$0.62
Net income per share – assuming dilution	0.43	0.31	0.46	0.89	0.62

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCE SHEET
(Unaudited)
(Dollars in thousands)

	Six Months Ended June 30,
	2008			2007
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest-earning assets:
Community bank loans:
Commercial real estate loans	$257,957	$8,728	6.80%	$160,215	$5,934	7.47%
Construction and development loans	290,208	9,137	6.33	109,213	5,050	9.32
Originated SBA loans	100,901	3,999	7.97	98,674	4,609	9.42
Multifamily loans	50,497	1,602	6.34	57,441	1,868	6.50
Commercial loans	101,641	3,386	6.70	35,482	1,560	8.87
Consumer and other loans	6,249	161	5.18	9,924	381	7.74
Total community bank loans	807,453	27,013	6.73	470,949	19,402	8.31
Wholesale assets:
Residential loans	400,833	10,613	5.30	557,931	14,573	5.22
Purchased SBA loans and securities	168,151	2,896	3.46	227,928	6,155	5.45
Mortgage-backed securities	591,105	15,477	5.24	703,510	18,594	5.29
Total wholesale assets	1,160,089	28,986	5.00	1,489,369	39,322	5.28
Interest-earning deposits	17,128	231	2.67	18,869	483	5.09
FHLBank stock	39,860	744	3.75	39,451	1,105	5.65
Total interest-earning assets	2,024,530	$56,974	5.64%	2,018,638	$60,312	6.00%

Noninterest-earning assets:
Cash	18,315			20,494
Allowance for credit losses	(11,378)			(8,990)
Premises and equipment	19,500			10,150
Other assets	81,956			83,214
Total noninterest-earning assets	108,393			104,868
Total assets	$2,132,923			$2,123,506

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Passbook accounts	$254	$1	0.82%	$156	$1	1.29%
Money market and NOW accounts	1,162,272	5,571	0.96	1,243,066	14,654	2.38
Certificates of deposit	29,372	592	4.05	35,940	741	4.16
FHLBank borrowings	416,145	7,456	3.54	316,981	7,741	4.86
Repurchase agreements	77,509	1,478	3.77	68,182	1,651	4.82
Borrowed money and junior subordinated debentures	51,450	1,780	6.84	66,159	2,906	8.74
Total interest-bearing liabilities	1,737,002	16,878	1.93%	1,730,484	27,694	3.21%

Noninterest-bearing liabilities:
Demand deposits (including custodial escrow balances)	259,470			259,759
Other liabilities	21,525			20,677
Total noninterest-bearing liabilities	280,995			280,436
Shareholders’ equity	114,926			112,586
Total liabilities and shareholders’ equity	$2,132,923			$2,123,506

Net interest income before provision for credit losses		$40,096			$32,618
Interest rate spread			3.71%			2.79%
Net interest margin			3.99%			3.25%
Ratio of average interest-earning assets to average interest-bearing liabilities			116.55%			116.65%

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCE SHEET
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	June 30, 2008			March 31, 2008
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest-earning assets:
Community bank loans:
Commercial real estate loans	$286,604	$4,718	6.62%	$229,310	$4,010	7.03%
Construction and development loans	299,432	4,351	5.84	280,984	4,786	6.85
Originated SBA loans	102,589	1,903	7.46	99,213	2,096	8.50
Multifamily loans	51,841	784	6.05	49,153	817	6.65
Commercial loans	112,025	1,742	6.25	91,257	1,644	7.25
Consumer and other loans	7,457	89	4.80	5,042	72	5.74
Total community bank loans	859,948	13,587	6.35	754,959	13,425	7.15
Wholesale assets:
Residential loans	381,762	4,970	5.21	419,904	5,645	5.38
Purchased SBA loans and securities	162,120	926	2.30	174,181	1,970	4.55
Mortgage-backed securities	583,533	7,606	5.21	598,677	7,870	5.26
Total wholesale assets	1,127,415	13,502	4.79	1,192,762	15,485	5.19
Interest-earning deposits	14,958	75	1.98	19,298	156	3.20
FHLBank stock	39,802	330	3.33	39,917	414	4.17
Total interest-earning assets	2,042,123	$27,494	5.40%	2,006,936	$29,480	5.89%

Noninterest-earning assets:
Cash	18,600			18,029
Allowance for credit losses	(12,138)			(10,618)
Premises and equipment	20,676			18,324
Other assets	82,835			81,079
Total noninterest-earning assets	109,973			106,814
Total assets	$2,152,096			$2,113,750

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Passbook accounts	$274	$1	0.79%	$235	$–	0.85%
Money market and NOW accounts	1,170,455	2,189	0.75	1,154,089	3,383	1.18
Certificates of deposit	27,305	263	3.87	31,439	329	4.21
FHLBank borrowings	440,110	3,663	3.29	392,179	3,793	3.83
Repurchase agreements	78,346	629	3.18	76,673	848	4.38
Borrowed money and junior subordinated debentures	51,458	863	6.63	51,442	917	7.05
Total interest-bearing liabilities	1,767,948	7,608	1.71%	1,706,057	9,270	2.17%

Noninterest-bearing liabilities:
Demand deposits (including custodial escrow balances)	247,729			271,210
Other liabilities	22,531			20,519
Total noninterest-bearing liabilities	270,260			291,729
Shareholders’ equity	113,888			115,964
Total liabilities and shareholders’ equity	$2,152,096			$2,113,750

Net interest income before provision for credit losses		$19,886			$20,210
Interest rate spread			3.69%			3.72%
Net interest margin			3.92%			4.05%
Ratio of average interest-earning assets to average interest-bearing liabilities			115.51%			117.64%

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Unaudited)
(Dollars in thousands, except share information)

	Quarter Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2008	2007	2008	2008	2007

Weighted average shares – basic	7,198,357	7,256,622	7,217,399	7,207,878	7,256,598
Weighted average shares – assuming dilution	7,210,304	7,298,183	7,238,411	7,222,236	7,296,998
Number of shares outstanding at end of period	7,221,723	7,303,608	7,318,818	7,221,723	7,303,608

Operating Ratios & Other Selected Data (1)
Return of average equity	10.76%	7.91%	11.60%	11.19%	7.99%
Operating efficiency ratios (3)	70.80%	78.58%	71.82%	71.32%	78.97%
Book value per share (end of period)	$14.34	$15.29	$15.38	$14.34	$15.29
Yield on assets	5.40%	6.07%	5.89%	5.64%	6.00%
Cost of liabilities	1.71%	3.14%	2.17%	1.93%	3.21%
Net interest margin (2)	3.92%	3.38%	4.05%	3.99%	3.25%

Asset Quality Information (1)
Community bank allowance for credit losses	$11,972	$6,906	$10,033	$11,972	$6,906
Allowance to community bank loans	1.28%	1.31%	1.22%	1.28%	1.31%
Residential allowance for credit losses	$1,645	$2,242	$1,635	$1,645	$2,242
Allowance to residential loans	0.45%	0.44%	0.42%	0.45%	0.44%
Allowance for credit losses	$13,665	$9,217	$11,721	$13,665	$9,217
Allowance for credit losses to total loans	0.98%	0.79%	0.89%	0.98%	0.79%
Community bank net charge offs	$16	$–	$52	$68	$197
Residential net charge offs	120	245	201	321	273
Residential nonaccrual loans	7,701	9,498	6,963	7,701	9,498
Commercial nonaccrual loans	5,304	2,755	5,031	5,304	2,755
Commercial guaranteed nonaccrual loans	1,368	2,233	1,094	1,368	2,233
Total nonaccrual assets and REO	15,584	15,723	15,802	15,584	15,723
Total residential loans allowance to nonaccrual residential loans	21.36%	23.60%	23.50%	21.36%	23.60%
Ratio of allowance for credit losses to total nonaccrual loans (less guaranteed portion)	117.43%	91.99%	107.53%	117.43%	91.99%
Ratio of allowance for credit losses to total nonaccrual loans	105.07%	75.22%	97.72%	105.07%	75.22%
Total nonaccrual residential loans to total residential loans	2.10%	1.88%	1.80%	2.10%	1.88%
Total nonaccrual commercial loans to total commercial loans	0.51%	0.41%	0.54%	0.51%	0.41%
Total nonaccrual assets and REO to total assets	0.72%	0.77%	0.74%	0.72%	0.77%

(1) Calculations are based on average daily balances where available and monthly averages otherwise, as applicable.
(2) Net interest margin has been calculated by dividing net interest income before credit losses by average interest earning assets.
(3) The operating efficiency ratios have been calculated by dividing noninterest expense, excluding amortization of mortgage servicing rights, by operating income.  Operating income is equal to net interest income before provision for credit losses plus noninterest income.